Exhibit 99.1

News Release

MasterCard Names Ann Cairns, President, International Markets;

Appoints Walt Macnee, Vice Chairman

Purchase, NY, June 28, 2011 - MasterCard Incorporated (NYSE: MA) today announced it has named Ann Cairns, President, International Markets, and appointed Walt Macnee, Vice Chairman, effective August 22, 2011. Both executives will report to Ajay Banga, MasterCard President and Chief Executive Officer.

Cairns, most recently Managing Director with Alvarez & Marsal in London and Head of the Financial Industry Services group for Europe, will become President, International Markets, responsible for the management of all markets and customer-related activities outside of the United States. In this role, she will leverage the company’s seamless global structure and presence to the benefit of all stakeholders. Cairns will also become a member of the company’s Executive Committee.

Cairns brings more than 20 years of experience working in senior management positions across Europe and the U.S., running global retail and investment banking operations.

At Alvarez & Marsal, Cairns led the European team managing the estate of Lehman Brothers Holdings International through the Chapter 11 process. Earlier, Cairns was CEO, Transaction Banking at ABN-AMRO in London, where she managed a global business with over 5 billion euros in revenue in 50 countries, covering the commercial, retail and financial institutions segments, and reported to the Group Board and served on the bank’s Executive Committee. Prior to joining ABN-AMRO, Cairns spent 15 years with Citigroup in a variety of senior operational roles, including Chief Operating Officer, e-Business, where she led U.S., European and Japanese operations.

Macnee, who has been President, International Markets since 2008, becomes Vice Chairman, responsible for various senior client and government relationships - engaging these important stakeholders on key issues related to the ever-changing payments industry. In addition, Macnee will lead MasterCard’s evolving merchant strategy.

Prior to his role as President, International Markets, Macnee was President of the Americas Region from 2006 to 2007 and was President of MasterCard Canada from 2001 to 2004.

“I’m pleased to announce the appointment of Ann Cairns as President, International Markets,” said Ajay Banga, President and Chief Executive Officer, MasterCard. “Ann is a proven leader with a track record of delivering outstanding results. Her leadership, extensive financial services expertise and global experience will benefit our customers, and bring value to our company.

“Throughout his career with MasterCard, Walt Macnee has made significant contributions to the success and growth of our business,” continued Banga. “Now, as Vice Chairman, Walt’s considerable experience, established relationships and knowledge of global markets will be instrumental as we work to deliver increased value to customers, merchants and governments around the world.”

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MasterCard – Page 2

MasterCard Names Ann Cairns as President, International Markets; Appoints Walt Macnee as Vice Chairman

About MasterCard Incorporated

As a leading global payments company, MasterCard Incorporated prides itself on being at the heart of commerce, helping to make life easier and more efficient for everyone, everywhere. MasterCard serves as a franchisor, processor and advisor to the payments industry, and makes commerce happen by providing a critical economic link among financial institutions, governments, businesses, merchants, and cardholders worldwide. In 2010, $2.7 trillion in gross dollar volume was generated on its products by consumers around the world. Powered by the MasterCard Worldwide Network – the fastest payment processing network in the world – MasterCard processes over 23 billion transactions each year and has the capacity to handle 160 million transactions per hour, with an average network response time of 130 milliseconds and with 99.99 percent reliability. MasterCard advances global commerce through its family of brands, including MasterCard®, Maestro®, and Cirrus®; its suite of core products such as credit, debit, and prepaid; and its innovative platforms and functionalities, such as MasterCard PayPass™ and MasterCard inControl®. MasterCard serves consumers, governments, and businesses in more than 210 countries and territories. For more information, please visit us at www.mastercard.com.

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CONTACTS:

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, +1-914-249-5826

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, +1-914-249-4565